EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-07393, 333-07403, 333-07405 and 333-57805) of PCD Inc. of our reports dated February 28, 2002, relating to the consolidated financial statements and consolidated financial statement schedule, which appears in this form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 15, 2002